Exhibit (d)(iii)

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) is dated as of December 31, 2009 among AIG Global Investment Corp. (“AIGGIC”), a New Jersey corporation and an indirect wholly owned subsidiary of American International Group, Inc. (“AIG”), AIG Asset Management (U.S.), LLC (“AMG”), a Delaware limited liability company and an indirect wholly owned subsidiary of AIG, and SunAmerica Asset Management Corp. (“SAAMCo”), a Delaware corporation.

W I T N E S S E T H:

WHEREAS, AIGGIC and SAAMCo are parties to that certain Subadvisory Agreement dated as of January 1, 2002, as amended (the “Subadvisory Agreement”), whereby AIGGIC serves as the subadviser to the SunAmerica Tax Exempt Insured Fund (the “Fund”), a series of the SunAmerica Income Funds (the “Trust”); and

WHEREAS, AIGGIC and SAAMCo are parties to that certain Subadvisory Fee Waiver Agreement dated as of July 29, 2008 (the “Subadvisory Fee Waiver Agreement”), whereby AIGGIC has agreed to waive certain of its fees under the Subadvisory Agreement relating to the Fund; and

WHEREAS, AIGGIC and AMG hereby agree and acknowledge that, with respect to the Fund, this Assignment and Assumption Agreement does not constitute an “assignment” as defined in the Investment Advisers Act of 1940, as amended, and the Investment Company Act of 1940, as amended; and

WHEREAS, AIGGIC desires to assign to AMG, and AMG desires to accept, all of AIGGIC’s rights, title and interest in the Subadvisory Agreement and the Subadvisory Fee Waiver Agreement, and to acquire and assume all of the duties, obligations and liabilities of AIGGIC under the Subadvisory Agreement and Subadvisory Fee Waiver Agreement, and AIGGIC desires to be discharged from its rights, title and interest in, and from its duties, obligations and liabilities under the Subadvisory Agreement and the Subadvisory Fee Waiver Agreement.

NOW, THEREFORE, in consideration of the mutual premises herein contained, and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Assumption. Effective as of the date of this Assignment and Assumption Agreement, AIGGIC hereby designates AMG as its successor under the Subadvisory Agreement and Subadvisory Fee Waiver Agreement with respect to the Fund and hereby assigns, conveys, transfers and sets over absolutely to AMG, and AMG hereby accepts, all of AIGGIC’s rights, title and interest in and to the Subadvisory Agreement and the Subadvisory Fee Waiver Agreement with respect to the Fund, and AMG hereby assumes and agrees to perform and discharge all of AIGGIC’s duties, obligations and liabilities under the Subadvisory Agreement and the Subadvisory Fee Waiver Agreement with respect to the Fund. The parties hereby agree and acknowledge that this Assignment and Assumption Agreement excludes any obligations and liabilities relating to the management and investments done pursuant to the Subadvisory Agreement for the SunAmerica Strategic Bond Fund, a series of the Trust, which will be retained by AIGGIC or its successor.

2. Consent. SAAMCo hereby agrees and consents to the assignment to and assumption by AMG of the Subadvisory Agreement and the Subadvisory Fee Waiver Agreement, and, as of the date of this Assignment and Assumption Agreement, agrees that all of the representations, covenants, and agreements, and all of the duties, obligations and liabilities in the Subadvisory Agreement and the Subadvisory Fee Waiver Agreement, including the indemnification and liability provisions thereof, of AIGGIC shall now apply to AMG as though AMG were a named party to the Subadvisory Agreement and Subadvisory Fee Waiver Agreement.

The parties hereto further agree, and AMG hereby warrants and represents, that by signing this Assignment and Assumption Agreement, AMG shall become a party to the Subadvisory Agreement and the Subadvisory Fee Waiver Agreement with the same effect as if AMG had executed the Subadvisory Agreement and the Subadvisory Fee Waiver Agreement as a party thereto, and that AMG shall have all of the rights, title and interest to, and duties, obligations and liabilities under, including the indemnification and liability provisions thereof, of AIGGIC under the Subadvisory Agreement and the Subadvisory Fee Waiver Agreement. The parties further agree that, as of the date of this Assignment and Assumption Agreement, AMG shall be deemed to have made all of the representations, covenants and agreements of AIGGIC contained in the Subadvisory Agreement and the Subadvisory Fee Waiver Agreement.

3. Amendments. This Assignment and Assumption Agreement may not be amended, changed, waived, discharged or terminated, except by an instrument in writing signed by the parties hereto. Any material amendments to this Assignment and Assumption Agreement further requires the consent of the Trust, on behalf of the Fund, which consent shall not be unreasonably withheld.

4. General. In case any provision in or obligation under this Assignment and Assumption Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

The document headings and captions herein are for ease of reference only, and shall not affect the meaning or interpretation of this Assignment and Assumption Agreement.

This Assignment and Assumption Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of New York, without regard to conflicts of law principles.

This Assignment and Assumption Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

This Assignment and Assumption Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

AMG:

AIG ASSET MANAGEMENT (U.S.), LLC

By:
Name: Title:

AIGGIC:

AIG GLOBAL INVESTMENT CORP.

By:
Name:
Title:

SAAMCo:

SUNAMERICA ASSET MANAGEMENT CORP.

By:
Name:
Title:

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